UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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KMG Chemicals, Inc.

(Name of Registrant as Specified In Its Charter)

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KMG CHEMICALS, INC.
9555 W. Sam Houston Parkway S., Suite 600
Houston, Texas 77099
October 29, 2010
Dear Shareholder:
The Board of Directors of KMG Chemicals, Inc. invites you to this year’s annual meeting of the shareholders to be held at Hotel Granduca, 1080 Uptown Park Blvd, Houston, TX 77056, on December 7, 2010 at 10:00 a.m., Houston time. The Board of Directors is also soliciting your proxies and your votes and is recommending the approval of the proposals described in the enclosed Proxy Statement.
For the date, time and location of the 2010 Annual Meeting and an identification of the matters to be voted upon at the 2010 Annual Meeting, please see this “Notice of Annual Meeting of Shareholders.” For the Board’s recommendations regarding those matters, please refer to “Proposal Number 1 — Election of Directors” and Proposal Number 2 — Ratification of Our Independent Auditor For 2011.” For information on how to obtain directions to be able to attend the meeting and vote in person, please contact our Corporate Secretary.
If you are a shareholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply complete, sign and date your proxy card and mail it in the enclosed addressed envelope. If your shares are held in “street name” — that is, held for your account by a bank, brokerage firm or other intermediary — you should obtain instructions from the bank, brokerage firm or other intermediary that you must follow for your shares to be voted.
The ability to have your vote counted at the 2010 Annual Meeting is an important shareholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will promptly cast your vote.
We appreciate your continued confidence in us and look forward to seeing you at the annual meeting.

Sincerely,

David L. Hatcher Chair of the Board

KMG CHEMICALS, INC.
9555 W. Sam Houston Parkway S., Suite 600
Houston, Texas 77099
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
The Annual Meeting of the Shareholders of KMG Chemicals, Inc., a Texas corporation (the “Company”), will be held at Hotel Granduca, 1080 Uptown Park Blvd, Houston, TX 77056, on December 7, 2010 at 10:00 a.m., Houston time:
1. To elect nine (9) directors to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;
2. To ratify the appointment of UHY LLP as the independent registered public accounting firm and auditors for the Company for fiscal year 2011; and
3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Shareholders of record at the close of business on October 22, 2010 are entitled to notice of and to vote at this Annual Meeting of Shareholders or any adjournment or postponement thereof.
All shareholders are cordially invited and urged to attend the Annual Meeting of Shareholders in person. Even if you plan to attend the meeting, you are requested to complete, sign, date and return your proxy in the enclosed addressed envelope. A return of a blank proxy will be deemed a vote in favor of the proposals contained in the Proxy Statement. If you attend, you may vote in person if you wish, even though you have sent in your proxy.

By Order of the Board of Directors,

Roger C. Jackson
Secretary
October 29, 2010
Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on December 7, 2010: The Annual Report to shareholders, this Proxy Statement and the related form of proxy are available at kmgchemicals.com. This information and similar information for future Annual Meetings will also be available by email from our Corporate Secretary, Roger C. Jackson, at rjackson@kmgchemicals.com.

KMG CHEMICALS, INC.
9555 W. Sam Houston Parkway S., Suite 600
Houston, Texas 77099
PROXY STATEMENT
General Information
This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of KMG Chemicals, Inc., a Texas corporation (the “Company”, “we”, “us” and “our”), in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on December 7, 2010, at 10:00 a.m. Houston time, at Hotel Granduca, 1080 Uptown Park Blvd, Houston, TX 77056, and any adjournment or postponement thereof.
This Proxy Statement and the related form of proxy accompanying this proxy statement are being mailed on or about October 29, 2010 to all shareholders of record as of October 22, 2010 (the “Record Date”). A copy of our Annual Report on Form 10-K for the fiscal year ended July 31, 2010 accompanies this proxy statement and is available at www.kmgchemicals.com. This information will also be available by email from our Corporate Secretary, Roger C. Jackson, at rjackson@kmgchemicals.com.
Unless otherwise indicated, shares of our common stock, par value $.01 per share (the “Common Stock”), represented by proxies will be voted in favor of (i) the election of the nine (9) director nominees to the Board of Directors named in the Proxy Statement, and (ii) the ratification of the appointment of UHY LLP as our independent registered public accounting firm for fiscal year 2011. With respect to the election of directors, a shareholder may, by checking the appropriate box on the proxy: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified by the shareholder in the appropriate area. With respect to the other proposals contained in this Proxy Statement, a shareholder may, by checking the appropriate box on the proxy: (i) vote for the proposal; (ii) vote against the proposal; or (iii) abstain from voting on the proposal.
Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to our Corporate Secretary, (ii) executing and delivering a proxy bearing a later date or (iii) appearing at the Annual Meeting and voting in person.
If the proxy in the accompanying form is properly executed and not revoked, the shares represented by the proxy will be voted in accordance with the instructions thereon.
If no instructions are given on the matters to be acted upon, the shares represented by the proxy will be voted: (i) FOR election of the directors nominated herein; (ii) to RATIFY the appointment of UHY LLP as our independent registered public accounting firm and auditors for fiscal year 2011, and (iii) in the discretion of the proxy holders as to any business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Who May Vote
Only holders of record of outstanding shares of Common Stock at the close of business on the Record Date are entitled to one vote for each share held on all matters coming before the Annual Meeting or any adjournment or postponement thereof. There were 11,303,708 shares of Common Stock outstanding and entitled to vote on the Record Date.

Voting Requirements to Elect Directors and Auditors
The holders of a majority of the total shares of Common Stock issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining whether a quorum is present under Texas law, broker non-votes and abstentions count towards the establishment of a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and the broker has not received voting instructions from the beneficial owner. Votes cast at the meeting will be counted by the inspector of the election.
The election of directors requires the favorable vote of the holders of a plurality of the shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate. A majority of the votes represented by the shareholders present at the Annual Meeting, in person or by proxy, is necessary for the ratification and approval of the ratification of the appointment of the independent registered public accounting firm. Abstaining shares will be considered present at the Annual Meeting for these matters so that the effect of abstentions will be the equivalent of a “no” vote. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for these matters so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.
Pursuant to recent regulatory changes, if you hold your shares in street name, your broker, banker or other nominee will not have discretion to vote these shares on the election of directors. Accordingly, unlike prior years, if your shares are held in street name and you do not submit voting instructions to your broker, bank or other nominee, these shares will not be counted in determining the outcome of the election of directors at the Annual Meeting.
Security Ownership of Certain Beneficial Owners, Directors
and Named Executive Officers
The following table sets forth certain information as of October 25, 2010 with regard to the beneficial ownership of Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of our outstanding Common Stock, (ii) our named executive officers and the directors individually and (iii) our officers and directors as a group. All addresses are in care of KMG Chemicals, Inc., 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099.

			Shares Including
	Common Stock	Stock Options	Options Exercisable	Percent of Total
	Beneficially Owned	Exercisable Within	Within	Beneficial Shares
Name	Excluding Options	60 Days	60 Days	(%)(1)
Directors and Named Executive Officers
David L. Hatcher	3,118,067		3,118,067	27.6
J. Neal Butler	35,431	65,000	100,431	*
Gerald G. Ermentrout	9,948		9,948	*
Christopher T. Fraser	9,948		9,948	*
George W. Gilman	17,344	30,000	47,344	*
Roger C. Jackson	64,574		64,574	*
Ernest C. Kremling II	7,800		7,800	*
Fred C. Leonard (2)	719,455	20,000	739,455	6.5
John V. Sobchak	28,403	22,500	50,903	*
Stephen A. Thorington	78,014		78,014	*
Karen A. Twitchell	1,995		1,995	*
Richard L. Urbanowski	51,269	20,000	71,269	*
Directors and Named Executive Officers as a Group	4,142,248	157,500	4,299,748	37.5

Five Percent Shareholders
Valves Incorporated of Texas (3) 10600 Fallstone Road Houston, Texas 77099	672,085		672,085	5.9

*	Less than 1%.

(1)	This table is calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of October 25, 2010, we had 11,303,708 shares of Common Stock outstanding.

(2)	Includes shares held by Valves Incorporated of Texas, Inc., a company in which Mr. Leonard is an officer, director and a principal shareholder.

(3)	Based on the Schedule 13G filed with the SEC on October 31, 2007 by Valves Incorporated of Texas, Valves Incorporated of Texas and Fred C. Leonard, and Mr. Leonard’s most report on Form 4 filed October 14, 2010, the reporting persons share dispositive and voting power over the indicated number of shares.

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board of Directors has nominated nine persons to serve as directors until the next annual meeting of shareholders or until his successor is elected and qualified. Each of the nominees is a current director. We believe that our directors should possess the highest personal and professional integrity. We endeavor to have a Board with diverse backgrounds and experience. In light of our business and structure, we believe that the following are among the important experience and skills our directors bring to the Board:
•	Leadership and corporate governance experience;
•	Financial experience;
•	Industry and acquisitions experience; and
•	Public company experience.
The experience and skills of each director that are included in their individual biographies were considered by the Board in their renomination. The following table sets forth certain information with respect to each of our directors as of October 25, 2010.
The Board of Directors recommends a vote FOR all nominees for director.
Nominees for Director

	Director
Name and Age	Since	Business Experience during the Past 5 Years and Other Information

David L. Hatcher (67)	1985	Mr. Hatcher was our Chief Executive Officer from 1996 until June 2007, and was our President from 1996 until March 2005, after which he has continued as an employee. Mr. Hatcher has also served as a director of our subsidiary KMG-Bernuth from 1985 to 2007 and as President from 1985 until 2005. Mr. Hatcher has worked in the wood treating industry since 1980 for predecessors and affiliates of KMG-Bernuth in various capacities, including as an engineer, general manager and President. He also currently serves as a director of Sterling Bancshares, Inc., a publicly-held banking and financial services company. Mr. Hatcher is the Chairman of the Board of Directors. His long, in-depth, experience with our company, in particular with our wood treating chemicals business, and his understanding of banking and finance, provides a unique and invaluable skill set.

J. Neal Butler (58)	2007	Mr. Butler is a director and is our President and Chief Executive Officer (“CEO”). He joined us in 2004 as Chief Operating Officer. He became our President in March 2005, and became the CEO in June 2007. Mr. Butler has worked in various capacities for agricultural chemical companies since 1976. From 1976 to 1998 he worked for ISK Biosciences, Inc. in sales and in operations, becoming Vice President and General Manager/Americas in the specialty chemical division. From 1998 to 2001, he was Vice President and team leader for Horticulture for Zeneca Agrichemicals, Inc., a leading agricultural products chemical company. From 2001 to 2003, Mr. Butler was President and CEO of Naturize Biosciences, Inc., a company providing biological products for agriculture, and from 2003 until he joined us he did consulting in the agricultural chemicals industry. He has also served on several industry association boards. Mr. Butler is a member of the Risk Oversight Committee. Mr. Butler’s judgment, leadership experience and his knowledge of our businesses gained while serving in several executive capacities, most recently as our President and CEO, are important resources on which the Board relies.

	Director
Name and Age	Since	Business Experience during the Past 5 Years and Other Information

Gerald G. Ermentrout (62)	2008	Mr. Ermentrout has over 30 years experience in industrial gases and electronic chemicals. He joined Air Products and Chemicals, Inc. in 1975 and held various positions until his retirement in early 2007. From 1996 to 2007, Mr. Ermentrout served as the Vice President and General Manager of the Electronic Chemicals Division, which included the high-purity process chemicals business that we acquired in December 2007. In that position, he managed Air Products’ global materials and equipment business serving the semiconductor and flat panel display industries, with responsibility for sales, marketing and operations. During his tenure at Air Products, Mr. Ermentrout also held positions where he managed oxygen, nitrogen and hydrogen plants and pipeline systems, as well as managed major acquisitions and divestitures. Currently he serves on the board of directors of AZ Electronic Materials, a private company. He received a Bachelor of Science in Engineering from the United States Naval Academy and a Masters of Business Administration from Lehigh University. Mr. Ermentrout is a member of the Risk Oversight Committee and the Compensation Committee. Mr. Ermentrout brings critical industry experience and specialized knowledge in electronic chemicals, our largest business segment, to our board. That experience includes managing electronic chemical operations in North America and internationally, and pursuing merger and acquisition opportunities in that business.

Christopher T. Fraser (52)	2008	Mr. Fraser has broad experience in the chemical industry, much of that experience with major, global participants. He retired in 2009, but most recently he was the President and CEO of Chemical Lime Company, a position held from 2006. Chemical Lime is the leading North American producer of calcium based (limestone), alkaline products with various industrial applications including the manufacture of steel, water treatment, flue gas desulphurization, and chemical production. Before joining Chemical Lime, Mr. Fraser was President and CEO of OCI Chemical Corporation, a wholly-owned subsidiary of DC Chemical Co. OCI is among the world’s leading producers of high quality soda ash and sodium percarbonate. Prior to joining OCI in 1996, Mr. Fraser held various positions of responsibility in sales, marketing, business development, operations and general management. Mr. Fraser holds Bachelor of Science in Chemistry and in Business Administration from the University of Connecticut, as well as a Masters of Business Administration from Pepperdine University. Mr. Fraser is Chair of the Risk Oversight Committee and a member of the Compensation Committee and the Audit Committee. His leadership, industry and governance experience as the CEO of chemical manufacturing companies, in mergers and acquisitions, and in creating and maintaining an appropriate corporate structure, have been a valuable resource to the Board.

George W. Gilman (68)	1996	Mr. Gilman also served as a director of our subsidiary KMG-Bernuth from 1995 until 1997. Mr. Gilman has served as the CEO, President and as a director of Commerce Securities Corporation, a Financial Industry Regulatory Authority member firm, since 1982. He practiced law with the law firm of George Gilman, P.C. from 1986 to 1998, and since 1998 has practiced with the law firm of Gilman & Gilman, P.C. He also has been involved in the commercial real estate business since 1987, and currently through Gulf Equities Realty Advisors and Tex Sun Commercial Realty Co. Mr. Gilman is a certified public accountant. Mr. Gilman is the Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Gilman’s understanding of accounting and legal matters, and his experience in public company financing and investor relations, provides the Board an important resource.

Fred C. Leonard III (65)	1996	Mr. Leonard also served as a director of our subsidiary KMG-Bernuth from 1992 until 1997, and served as the Secretary of KMG-Bernuth from 1993 until 2001. Since 1972, Mr. Leonard has served as the Chair of the Board, CEO and President of Valves Incorporated of Texas, Inc., a manufacturing company located in Houston, Texas. Mr. Leonard also currently serves as a board member of Integrity Bank, SSB, an independent community bank in Houston, Texas. Mr. Leonard is the Chair of the Compensation Committee and a member of the Audit Committee. He provides the Board with critical expertise in compensation systems and strategies, and as the long-time CEO of private manufacturing company, he brings to the Board leadership experience and a broad-based expertise in a variety of business disciplines.

	Director
Name and Age	Since	Business Experience during the Past 5 Years and Other Information

Stephen A. Thorington (54)	2007	Mr. Thorington is a private investor. He served as Executive Vice President and Chief Financial Officer of Plains Exploration & Production Company, a New York Stock Exchange listed company from 2002 until he retired from that position in May 2006. He also served as Executive Vice President and Chief Financial Officer of Plains Resources, Inc. from 2002 until 2004. From 1999 to 2002 he was Senior Vice President-Finance & Corporate Development of Ocean Energy, Inc. and from 1996 until 1999 he was Vice President-Finance of Seagull Energy Company. Prior to 1996, Mr. Thorington was a Managing Director of Chase Securities and the Chase Manhattan Bank. Mr. Thorington now serves as a director and audit committee member of EQT Corporation, a publicly held, diversified energy company focusing on Appalachian Basin natural gas production, transportation and distribution. Mr. Thorington is a member of the Audit Committee and the Nominating and Corporate Governance Committee. The Board looks to Mr. Thorington for his experience and knowledge of accounting matters, financial markets and financing transactions, and for his background in public company investor relations.

Karen A. Twitchell (55)	2010	Ms. Twitchell was Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company (a predecessor by merger to LyondellBasell) from 2001 to 2009, where she was responsible for global treasury operations for this worldwide chemical and refining company. She previously served as Vice President and Treasurer of Kaiser Aluminum Corporation and of Southdown Inc. Before joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department. Ms. Twitchell holds a B.A. in Economics from Wellesley College and an M.B.A. from Harvard University. Ms. Twitchell is a member of the Audit Committee and the Risk Oversight Committee. She brings important experience to the Board in accounting matters, in financing and capital structures, including in international finance, in merger and acquisition transactions and enterprise risk management.

Richard L. Urbanowski (74)	2000	Mr. Urbanowski retired in 1998 as President and Chief Operating Officer of ISK Biosciences Corporation, a specialty chemicals company selling crop protection chemicals and wood preservative products. Mr. Urbanowski began his career with Diamond Alkali Company where he held various positions in research and development, engineering, operations, production and sales. He is currently a director of the CropLife of America Foundation. Mr. Urbanowski also served from 2005 until August 2007 as a director of Pioneer Companies, Inc., a publicly-held chemical company. Mr. Urbanowski is our Lead Director, the Chair of the Nominating and Corporate Governance Committee, and is a member of the Compensation Committee. He brings leadership experience and valuable commercial operations experience in the chemical industry to the Board, and has become an important resource for corporate governance matters.
Named Executive Officers Who Are Not Directors
The following table sets forth certain information with respect to our named executive officers who are not directors.

Name and Age	Business Experience during the Past 5 Years and Other Information

Roger C. Jackson (59)	Mr. Jackson was elected Secretary in 2001, and became Vice President and General Counsel in 2002. Prior to then, Mr. Jackson had been a partner since 1995 in Woods & Jackson, L.L.P. and had been a partner in the Houston law firm Brown, Parker & Leahy L.L.P. beginning in 1985.

Ernest C. Kremling II (46)	Mr. Kremling became our Vice President-Operations in 2008. Prior to that, Mr. Kremling spent 20 years with the Dow Chemical Company in various manufacturing roles, which included project management and plant and site leadership. During the course of his employment with Dow, he worked in Asia for several years and held positions of global responsibility that covered Asia, Europe and South America.

John V. Sobchak (50)	Mr. Sobchak became our Chief Financial Officer (“CFO”) in 2001. Before he joined us, Mr. Sobchak had been the CFO of Novistar, Inc., a joint venture between Torch Energy Advisors, Inc. and Oracle Corporation, and prior to that he had been the Treasurer of Torch Energy Advisors, Inc. He was employed from 1988 to 1997 by Mesa, Inc, a publicly traded oil and gas company, most recently as its Treasurer.

Board of Directors and Committees
Communication with the Board
In order to provide our shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors. Shareholders and other interested persons may communicate with the Board or with our non-management directors as a group by written communications addressed in care of our Lead Director, Richard L. Urbanowski or our Corporate Secretary, 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099.
All communications received in accordance with these procedures will be reviewed initially by senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (a) does not relate to our business or affairs or the functioning or constitution of the Board of Directors or any of its committees; (b) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; (c) is an advertisement or other commercial solicitation or communication; (d) is frivolous or offensive; or (e) is otherwise not appropriate for delivery to directors.
The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.
The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes. As of the Record Date, no such communications had been received.
Board Meetings
The Board of Directors held nine meetings in fiscal year 2010, including special meetings, and took action by unanimous consent in several instances. All directors attended at least 75% of such meetings. All Board members are expected to attend the Annual Meeting and last year they all did attend.
Director Independence
The Board of Directors is composed of seven non-employee directors and two employee directors. Under our guidelines and the listing requirements of The Nasdaq Global Market, at least a majority of our Board of Directors must be independent. The Board of Directors has determined that all seven of its non-employee directors meet The Nasdaq Global Market requirement of independence. The only non-independent directors are Mr. Hatcher, our Chairman, and Mr. Butler, our CEO.
Stock Ownership Guideline for Non-Employee Directors
We have adopted a stock ownership guideline for non-employee directors. Non-employee directors are to own the greater of 4,000 shares or the number of shares of our Common Stock whose value equals three times the sum of their annual retainer plus the value of their equity awards. Non-employee directors have two years to achieve the 4,000 shares level and five years to achieve the 3x guideline, but no director is required to meet the 3x target until July 31, 2013. The Compensation Committee may enforce the guideline by paying director compensation in restricted stock. As of July 31, 2010, each of our non-employee directors had satisfied their applicable requirement.

Board Committee Membership
The Board of Directors has four standing committees, an Audit Committee, a Nominating and Corporate Governance Committee (“Governance Committee”), a Compensation Committee and a Risk Oversight Committee. The Audit Committee, the Governance Committee and the Compensation Committee are composed entirely of non-employee directors whom the Board has determined are independent. The table below provides the fiscal year 2010 membership for the four standing committees.

Nominating &
Corporate
	Audit		Governance		Compensation		Risk Oversight
	Committee		Committee		Committee		Committee

J. Neal Butler							X

Gerald G. Ermentrout					X		X

Christopher T. Fraser	X				X		X	*

George W. Gilman	X	*	X

Fred C. Leonard	X				X	*

Stephen A. Thorington	X		X

Karen A. Twitchell	X						X

Richard L. Urbanowski			X	*	X

*	Committee Chair
Board Leadership Structure
The Board does not have a policy on whether or not the role of the chairman and CEO should be separate and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an employee. The Board makes this choice on the basis of what is best for us at a given point in time. Currently, David L. Hatcher serves as our Chairman, and J. Neal Butler serves as our President and CEO. The Board determined that Mr. Hatcher’s knowledge and past experience as the CEO would serve us well, and his insights have been and continue to be invaluable to the Board.
To ensure the representation of the non-employee directors in the leadership structure, we have designated Richard L. Urbanowski as our Lead Director. The responsibilities of the Lead Director include calling and setting the agenda for executive sessions and other meetings of the non-employee directors, serving as principal liaison for the non-employee directors with the Board Chair and the CEO, substituting for the Board Chair when he is unavailable, and serving as the contact for shareholder communication.
The Board’s Oversight of Risk Management
Responsibility for risk oversight rests with the full Board. Three committees lend support to the Board in reviewing our consideration of material risks and overseeing our management of material risks. The Audit Committee makes inquiries of senior management about our risk assessment and risk management policies. These policies address our major financial risk exposures and the steps management has taken to monitor and mitigate these risks. The Compensation Committee reviews compensation policies and practices to ensure that our compensation policies are not reasonably likely to have a material adverse effect. We also have a Risk Oversight Committee to assist the Board with oversight of material risk generally, and specifically to assist with oversight of management’s responsibility to identify, assess, prioritize and manage material risks related to our business, and to ensure alignment between our risk-taking activities and our strategic objectives. We have an enterprise risk management steering committee which is comprised of senior executive management. The steering committee is responsible for the administration of our enterprise risk management process. The Risk Oversight Committee receives regular reports from our enterprise risk management steering committee, and presents a quarterly report to the Board.

Committee Charters and the Code of Business Conduct
The Audit, Governance, Compensation and Risk Oversight Committees have each adopted charters that have been approved by the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct applicable to directors and all employees, including the CEO, the CFO and other senior management. The Code of Business Conduct covers such topics as financial reporting, conflicts of interest, compliance with laws, fair dealing and use of our assets. The Code of Business Conduct satisfies the requirements of a “code of ethics” under Section 406(c) of the Sarbanes-Oxley Act of 2002, and requires that any waiver of those provisions as they relate to executive officers or directors may be made only by the Board of Directors and must be promptly disclosed to shareholders along with the reason for the waiver.
The charters of the Audit, Compensation, Risk Oversight and Governance Committees, and the Code of Business Conduct, are available on our website at kmgchemicals.com or by writing to Corporate Secretary, KMG Chemicals, Inc., 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099. These documents will be provided free of charge. Material contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.
Audit Committee
The Audit Committee met four times during fiscal year 2010. The Audit Committee advises the Board and management from time to time with respect to internal controls, systems and procedures, accounting policies and other significant aspects of our accounting, auditing and financial reporting practices. The Audit Committee also monitors the preparation of our quarterly and annual reports and supervises our relationship with our external auditors.
The Audit Committee operates under a charter approved by the Board of Directors. The Audit Committee’s function under its written charter is to appoint the independent registered public accounting firm and auditors to audit our financial statements and perform other services related to the audit; review the scope and results of the audit with the independent accountants; review with management and the independent accountants our interim and year-end operating results; oversee our external reporting; consider the adequacy of the internal accounting and auditing procedures; evaluate the independence of the external auditors; and approve and review any non-audit services to be performed by the independent accountants. The Audit Committee has also established procedures for the receipt, retention, and treatment of complaints we receive regarding accounting, internal accounting controls or audit matters, and the confidential, anonymous submission to us by our employees of concerns regarding questionable accounting or auditing matters.
The Audit Committee consists currently of five non-employee directors, Christopher T. Fraser, George W. Gilman, Fred C. Leonard, III, Stephen A. Thorington, and Karen A. Twitchell. Mr. Gilman is the current Chair. Mr. Gilman has served on our Board of Directors since 1996, and he is a certified public accountant. In the course of his career, Mr. Gilman, has acquired (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, (iv) an understanding of internal control over financial reporting, and (v) an understanding of audit committee functions. The Board of Directors has determined that Mr. Gilman is an “audit committee financial expert” within the meaning of that term under the rules of the SEC. The Board has also determined that all of the members of the Audit Committee are independent and financially sophisticated within the meaning of the listing standards of The Nasdaq Global Market and as defined in Securities Exchange Act Rule 10A-3.
Report of the Audit Committee
The Audit Committee reviewed our audited financial statements for the fiscal year ended July 31, 2010, with the independent auditors and management. Management has the responsibility for the preparation, presentation and integrity of the financial statements, and the independent registered public accounting firm and auditors have the responsibility for auditing the financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
Among other things, the Audit Committee discussed and reviewed with the independent auditors all communications required by accounting principles generally accepted in the United States, including those described in auditing standards regarding “The Auditor’s Communication with those Charged with Governance,” and discussed and reviewed the results of the audit by the independent auditors of the financial statements.

In discharging its oversight responsibility with respect to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with the Public Company Accounting Oversight Board’s Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee also discussed with the auditors any relationship that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of our responsibilities, budget and staffing.
Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the audited financial statements be included in our report on Form 10-K for the fiscal year ended July 31, 2010, for filing with the Securities and Exchange Commission (“SEC”).

Audit Committee:
Christopher T. Fraser
George W. Gilman, Chair
Fred C. Leonard III.
Stephen A. Thorington
Karen A. Twitchell
This report by the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
Nominating and Corporate Governance Committee
During fiscal year 2010, the Governance Committee held five meetings. The committee is responsible for developing and implementing policies and practices relating to corporate governance, including establishing and monitoring implementation of corporate governance guidelines. The committee also plans for the succession of the CEO and other executives. The committee is responsible for identifying and assessing candidates for the Board of Directors, including making recommendations to the Board regarding candidates. In fulfilling its duties, the Governance Committee, among other things,
•	identifies individuals qualified to be Board members consistent with criteria established by the committee, and with a view to selecting persons whose background and skills support our strategy for increasing shareholder value;
•	recommends to the Board nominees for the next annual meeting of shareholders; and
•	evaluates individuals suggested by shareholders.
In recommending director candidates to the Board, the Governance Committee charter requires the committee to select individuals who possess the highest personal and professional integrity. The selection process includes reviewing a candidate’s depth of experience and availability, the balance of the business interest and experience of the incumbent or nominated directors, and the need for any required expertise on the Board or one of its committees, including the expertise needed to support and oversee the execution of our corporate strategy. In making its nominations, the Governance Committee first evaluates the current Board members. The process the Governance Committee uses to accomplish its responsibilities includes having each current director complete a self evaluation, a peer evaluation, an evaluation of the Board of Directors as a whole and an evaluation of each committee of the Board of Directors. The committee has developed a matrix of desirable skills and experience to apply to director candidates and in the appropriate case has retained a third party consulting firm that specializes in locating candidates for the boards of directors of public companies. The objective of this selection process is to assemble a group of Directors with diverse backgrounds and experience that can best represent shareholder interest through the exercise of sound judgment.
The Governance Committee is comprised solely of non-employee directors who are independent within the meaning of listing standards of The Nasdaq Global Market. Members of the Governance Committee are Messrs. George W. Gilman, Steven A. Thorington and Richard L. Urbanowski. Mr. Urbanowski is the Chair.

The Governance Committee will consider recommendations for director made by shareholders for fiscal year 2012, if such recommendations are received in writing, addressed to the Chair of the committee, Mr. Urbanowski, in care of KMG Chemicals, Inc., at 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099 by July 3, 2011. Recommendations by shareholders that are made in accordance with these procedures will receive equal consideration by the Governance Committee, although in fiscal year 2010 no such recommendations were received. Directors and members of management may also suggest candidates for director.
Compensation Committee
During fiscal year 2010, the Compensation Committee held four meetings. The Compensation Committee establishes compensation for our CEO and other executive officers, and makes recommendations to the Board of Directors regarding compensation of directors. The committee also administers our incentive compensation, stock option and other equity based compensation plans, which included in fiscal year 2010 our 1996 Stock Option Plan, our 2004 Long-Term Incentive Plan and our 2009 Long-Term Incentive Plan. The Compensation Committee is composed currently of four non-employee directors, Gerald G. Ermentrout, Christopher T. Fraser, Fred C. Leonard, III, and Richard L. Urbanowski. Mr. Leonard is the current Chair. The Board has determined that each of the members of the committee is independent within the meaning of the listing standards of The Nasdaq Global Market.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are Messrs. Ermentrout, Fraser, Leonard (Chair) and Urbanowski. None of them have been our officers or employees nor of any of our subsidiaries or had a relationship requiring disclosure under this caption.
During our fiscal year 2010, none of our executive officers served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of our Compensation Committee or Board of Directors.
Risk Oversight Committee
The Risk Oversight Committee is responsible for leading the Board in reviewing our consideration of material risks, providing oversight of our management on material risks and making recommendations to the Board regarding material risks and risk mitigation where appropriate. The committee is composed of J. Neal Butler, Gerald G. Ermentrout, Christopher T. Fraser and Karen A. Twitchell. Mr. Fraser is the current Chair. The Risk Oversight Committee held seven meetings during fiscal year 2010.
Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis contains the philosophy underlying our compensation strategy and the major elements of compensation paid to the persons included in our Summary Compensation Table. We refer to those persons as “named executive officers.” Specifically, in this Compensation Discussion and Analysis, we address the following:
•	the objectives underlying our executive compensation program;
•	what our compensation program is designed to reward;
•	the elements of compensation that make up our compensation program;
•	how we determine executive compensation; and
•	other important compensation policies.

Objectives of Our Compensation Program
We manufacture, formulate and distribute specialty chemicals. Our strategy includes growing in a manner that increases shareholder value by purchasing additional product lines and businesses. We target for acquisition products and businesses in specialty chemicals that we believe provide an opportunity to obtain a significant market share through further acquisition and growth, that are of a size that larger industry participants often find too small to be attractive, that have products with well established uses, that do not require substantial on-going research and development, and that have significant barriers to entry. To assist in carrying out this strategy, our Compensation Committee has designed our compensation program to:
•	reward executive officers for long-term strategic management and the enhancement of shareholder value;
•	integrate the compensation program with our short and long-term strategic business plans; and
•	attract, motivate, reward and retain experienced and highly qualified executive officers.
What Our Compensation Program Is Designed To Reward
Our compensation program is designed to reward executive officers who are capable of leading us in achieving our business strategy on both a short-term and long-term basis. When making compensation decisions, we consider:
•	individual performance of our executives;

•	relative internal relationships within the executive pay structure;

•	compensation at our peer companies; and

•	whether we are capable of providing certain compensation to a particular individual within our budgetary constraints.
The Elements of Our Compensation
In fiscal year 2010, we utilized the following elements of compensation to further our executive compensation philosophy and to assist us in achieving our business strategy:
•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	other broad-based employee benefits; and

•	executive benefits and perquisites.
How We Determine Each Element of Compensation And Why We Pay Each Element
The Compensation Committee continues to refine our compensation program by more heavily weighting the compensation of our named executive officers toward at-risk performance-based incentives. We believe that our compensation program will enhance our profitability and increase shareholder value by more closely aligning the financial interests of our executive officers with those of our shareholders.

In fiscal year 2010 we determined to delay by one additional year the implementation of our refined compensation program, but once that program has been fully implemented in fiscal year 2012, the Compensation Committee expects that compensation for our named executive officers will be based on the following allocations:
Allocation of Major Elements of Compensation

		Annual Incentives	Long-Term Incentives
Major Elements of Compensation	Base Salary	(Pay at Risk)	(Pay at Risk)
CEO	25%	19%	56%
CFO	32%	17%	51%
Other Named Executive Officers	37%	17%	46%
We believe that the achievement of long-term goals increases shareholder value to a greater degree than the achievement of short-term goals. Therefore, to recognize this philosophy, we intend that long-term incentives be weighted more heavily than either base salary or annual incentives.
Below we discuss each element of compensation listed above, including why we elect to pay each element of compensation and how the Compensation Committee determines each element of compensation.
Base Salary
Base salary is compensation paid to an executive for performing specific job responsibilities and it represents the minimum income an executive might receive in any given year. Base salary is essential to attracting and retaining experienced and highly qualified executives, including our named executive officers. We initially establish base salary based upon the abilities, accomplishments, and prior work experience and performance of the executive officer. Adjustments in base salary are considered on a discretionary basis, taking into account internal pay relationships and consistency, the executive’s historical contributions, and the experience, level of responsibility, changes in responsibilities, retention risk and market survey data.
Increases in base salary in fiscal year 2010 were primarily driven by market adjustments in order to continue to implement a compensation strategy that by fiscal year 2012 is intended to pay base salary at approximately the 45th percentile (90% of the median) of market survey data/national survey and peer group data. See “How We Determine Executive Officer Compensation—Benchmarking and Other Market Data.” Before adjustments to base salaries in November 2009, the base salaries for our named executive officers ranged between the 36th and 41st percentiles of the market survey data. After our November 2009 salary increases, base salaries of our named executive officers ranged between the 43rd and 44th percentiles of the market survey data. In addition, increases in base salary reflect that we have grown substantially in size and in the complexity of our operations with the acquisition of the electronic chemicals business in December 2007.
Annualized Base Salaries of Named Executive Officers

Year	Butler	Jackson	Kremling	Sobchak
FY 2009	$351,000	$181,500	$208,000	$196,000
FY 2010	$409,000	$218,000	$220,000	$223,000
% Increase	16.4%	20.2%	5.8%	13.7%
Annual Incentive Compensation
Our annual incentive compensation is designed to focus and motivate our executives to achieve our strategic objectives.
The Compensation Committee administers our annual incentive awards to executives, but delegates to our CEO the day-to-day responsibility for the program. Annual incentive compensation rewards executives based upon achievement of company performance objectives, strategic objectives and individual performance objectives that are established by the Compensation Committee, based upon the recommendation of the CEO, as to other executive officers. The Compensation Committee establishes the performance objectives for the CEO. Each objective receives greater or lesser weight based primarily on the Compensation Committee’s evaluation of the relative importance of the objective. The Compensation Committee evaluates each particular individual’s achievement or progress toward the objectives, and determines the degree to which the objectives have been achieved. Although the Compensation Committee may make adjustments to the objectives or weight given to a particular objective to take into account special or unforeseen circumstances, it did not do so in fiscal year 2010.

Annual incentive compensation is paid as a percentage of base salary based upon the proportion that performance objectives are achieved. The annual incentive is calculated for each performance objective using the formula: Base Salary × % Objective Achieved × % Objective Weight. When our refined compensation strategy is fully phased-in, the Compensation Committee intends to set annual incentive compensation at approximately the median of the national survey and our peer group data
The Board of Directors establishes company performance objectives based upon one or more of the following performance measures: return on equity, assets, capital or investment; revenue growth; earnings per share growth; gross margin; and operating cash flow or cash flow from operating activities. These objectives may be identical for all executives or may differ among executives to reflect more appropriate measures related to a particular individual’s performance. Performance measures are adopted and weighted by the Compensation Committee annually to give emphasis to performance for which executives have the most direct control.
For fiscal year 2010, the table below lists the objectives and their relative weights used in determining the annual incentive compensation for our named executive officers.
Annual Incentive Performance Objectives and Weightings in Fiscal Year 2010
for the Named Executive Officers

Performance Objective	Butler	Jackson	Kremling	Sobchak
Earnings per Share	25%	25%	25%	25%
Return on Invested Capital	20%	20%	20%	20%
Strategic Plan Goals	25%	0%	0%	0%
Personal Objectives	30%	55%	55%	55%
For fiscal year 2010, our earnings per share performance objective was $0.93 per share and the return on invested capital performance objective was 17.5%. For fiscal year 2010, our earnings per share was $1.37, which satisfied greater than the target level for the annual incentive objective. Return on invested capital for fiscal year 2010 was calculated by dividing pre-tax earnings plus interest, depreciation and amortization by the average for the year of total assets less cash. Solely for the purpose of establishing annual incentive compensation for fiscal year 2010, the committee determined that the return on invested capital was 21.6%, which satisfied greater than the target level for the annual incentive objective.
Strategic goals and personal goals for named executive officers are selected by the Compensation Committee based on input from the CEO, as to other executive officers, and the input of other Board members. Only Mr. Butler had strategic goals for fiscal year 2010, and they involved leading our strategic initiatives and updating our 5-year strategy, closing a meaningful acquisition, and launching a process to identify a new business area for potential acquisitions.
The personal goals for each individual are generally selected from areas of our business where the executive has the most direct and substantial involvement, and usually number from three to about five items. They are often very specific, and usually include initiating or completing projects having a strategic or operational impact. Although achievement of the strategic and personal goals is determined by the Compensation Committee most often on the basis of a subjective or qualitative analysis, the committee tries to define the goals in a way that they can readily determine that they have been met. When the goals lend themselves to a quantitative approach, that method is used. In fiscal year 2010, the personal goals of the named executive officers were:
Neal Butler
•	Lead integration of enterprise risk management (“ERM”) process in coordination with the Risk Oversight Committee
•	Enhance executive leadership and director skills through interaction with experienced executives and attending focused conferences
•	Further develop our leadership team with an internal executive development program and an external executive identification effort

John Sobchak
•	Complete acquisition integration within acquisition model parameters

•	Expand equity analyst coverage

•	Enhance and manage the CFO succession plan, including training for potential candidates

•	Expand acquisitions capabilities by year end by identifying an internal candidate who could take on the roll

•	Lead and expand the internal audit process

•	Implement capital market strategy to maintain adequate short term liquidity

•	Oversee implementation of our ERM program
Ernie Kremling
•	Achieve a .75 injury rate/200,000 man hours per year

•	Have less than 2 process safety incidents per year
•	Complete operations/supply chain integration of acquisition within acquisition model parameters
•	Reduce railcar cleaning costs by 50% from fiscal year 2009 baseline

•	Implement V.P. operations succession planning
Roger Jackson
•	Records retention implementation by the third quarter
•	Hire a corporate environmental, health and safety manager and enhance environmental, health and safety and regulatory structures and processes
•	Enhance timely communication and document flow between the Board and management
Each executive’s objectives have a threshold level below which no award will be payable, a target level and a maximum award level. The target level for executives is generally set based on performance at 100% of budget for the fiscal year. Threshold performance is generally set at 90% of budget, and the maximum award level is generally set for performance at 120% of budget. The following table describes the potential award levels, as a percentage of base salary, for the named executive officers:
Potential Annual Incentive Levels as a Percentage of Base Salary for Objectives
for Fiscal Year 2010 for the Named Executive Officers

Name/Title	Threshold	Target	Maximum
J. Neal Butler, CEO and President	21%	70%	91%
John V. Sobchak, Vice President and CFO	15%	50%	65%
Roger C. Jackson, Vice President and General Counsel	14%	45%	59%
Ernest C. Kremling II, Vice President—Operations	14%	45%	59%
Prior to our November 2009 increases in salary and annual incentive compensation, base salaries in fiscal year 2010 plus the target level of annual incentive compensation for our named executive officers ranged between the 35th and 40th percentiles of the market survey data. After the November 2009 increases in salary and annual incentive compensation took effect, base salaries plus the target level of annual incentive compensation in fiscal year 2010 for our named executive officers ranged between the 40th and 44th percentiles of the market survey data.

For fiscal year 2010, the committee determined that Mr. Butler had satisfied two of his strategic goals at maximum and one at target, and satisfied one of his personal objectives at maximum and two at target. The committee also determined that Mr. Sobchak achieved three personal goals at maximum and four at target, Mr. Jackson achieved two personal goals at target and one at threshold, and Mr. Kremling achieved three goals at maximum and two at threshold.
In fiscal year 2010, the annual incentive compensation actually earned by our named executive officers ranged from 46.7% to 85.8% of their respective base salaries. The table below indicates the annual incentive award paid to the named executive officers by performance objective for fiscal year 2010, as a percentage of base salary. Mr. Butler’s 2010 annual incentive compensation was $350,460, Mr. Sobchak’s was $133,183, Mr. Jackson’s was $101,816 and Mr. Kremling’s was $116,820.
Award Level Paid as a Percentage of Base Salary for Fiscal Year 2010

Performance Objective	Butler	Jackson	Kremling	Sobchak
Earnings per Share	22.8%	14.8%	14.8%	16.3%
Return on Invested Capital	18.2%	11.8%	11.8%	13.0%
Strategic Plan Goals	21.7%	—	—	—
Personal Objectives	23.1%	20.1%	26.5%	30.5%

Total	85.8%	46.7%	53.1%	59.8%
Long-Term Incentive Compensation
General
We provide senior executives, including our named executive officers, with long-term equity compensation tied to our performance. We believe that this aligns the financial interests of our executives with the interests of our shareholders and motivates our executive officers to enhance shareholder value. Additionally, the Compensation Committee believes that long-term equity compensation serves as an important retention tool. Long-term equity compensation can comprise the largest percentage of executive compensation. When our refined compensation approach is fully implemented, long-term equity incentives for senior executives will be targeted above the market median if performance objectives are achieved.
In the past, we have awarded equity compensation in two forms: stock options and performance-based restricted stock awards. The Compensation Committee currently administers equity incentives under our 1996 Stock Option Plan, our 2004 Long-Term Incentive Plan, and our 2009 Long-Term Incentive Plan.
Stock options that were granted in the past to employees under our 1996 plan remain outstanding. We stopped issuing stock options under the 1996 Stock Option Plan in fiscal year 2005, and the plan terminated on July 31, 2007. Although the Compensation Committee has had the power to grant stock options under the 2004 and 2009 Long-Term Incentive Plans, no stock options have been granted under either plan. Beginning in fiscal year 2006, we have granted performance-based restricted stock awards to certain executives.
The Compensation Committee determines long-term incentive award levels and the types of awards after the release in October of financial results for the prior fiscal year. Long-term incentive grants vary in amount from year to year based on the performance of the executive, his expected role in our future performance and on our financial performance. In setting new long-term equity awards, the Compensation Committee also considers prior stock option and performance-based restricted stock awards made to the executive officer, which were often made as new hire awards. When the awards are considered, the value of stock option awards is annualized over a 10-year period. Stock options are valued using the Black-Scholes method. Performance-based restricted stock awards are valued at 100% of the grant date stock price.

Performance-Based Restricted Stock Awards
Current long-term incentives are outlined below for the targeted market percentile of our peer group for all executives. In fiscal year 2010, the Compensation Committee chose to use performance-based restricted stock for long-term incentives because it has a greater perceived value to executives over stock options, since their expected base value is not dependent on share price appreciation. Performance-based restricted stock, when compared to stock options, is usually favored by shareholders because of the direct link to company performance and the fact that restricted stock is less subject to manipulation based upon the timing of the grant. The Compensation Committee has also designed performance-based restricted stock awards to encourage retention of executives by using three year performance periods.
Performance-based restricted stock awards were granted to each of the named executive officers in fiscal year 2010. The awards were granted as Series 1 and Series 2 awards of shares of restricted stock, subject to performance vesting requirements. Performance under the awards is measured over a three-year period beginning August 1, 2009. We also granted Series 1 and Series 2 awards of restricted shares to employees other than the named executive officers. The awards grant up to an aggregate maximum amount of 106,007 shares of performance-based restricted stock to the named executive officers and the other employees. Shares for all recipients vest based on satisfaction of performance requirements at the end of the three years.
The fiscal year 2010 Series 1 awards granted the named executive officers up to an aggregate of 51,019 shares of restricted stock, subject to performance requirements of revenue growth and average return on invested capital (operating income divided by average total assets less payables), for the three year measurement period. The Series 2 awards granted the named executive officers up to an aggregate of 34,012 shares of restricted stock, subject to a performance requirement of earnings per share growth over the three year measurement period. The individual awards to particular named executive officers are described in the Grants of Plan Based Awards table.
When considering the individual awards, the Compensation Committee determines, based on market survey data, a target award level as a percentage of base pay appropriate for each executive. The value of the restricted stock used to calculate the number of shares then awarded may take into consideration anticipated share appreciation, and in fiscal year 2010 the Compensation Committee assumed a Common Stock price of $15.00 per share when establishing awards (at the beginning of the 3-year performance measurement period for the awards the actual share price was $7.52). Our fiscal year 2010 long-term incentive awards were at or above the market median of the market survey data, when using the higher share value. The Compensation Committee’s overall strategy for the long-term incentive component of compensation is to target above the market median if performance objectives are achieved. Based on the market survey data and the plan to phase implementation of the compensation strategy through fiscal year 2012, the committee determined to make the performance awards a greater proportion of total compensation than in prior years.
Prior to our November 2009 salary increases, total targeted direct compensation for the named executive officers ranged between the 39th and 47th percentiles of the market survey data. After the November 2009 base salary increases took effect, and including long-term equity awards in fiscal year 2010, total targeted direct compensation for the named executive officers ranged between the 45th and 52nd percentiles of the market survey data. The Grants of Plan Based Awards table sets forth the performance-based restricted stock awards made to the named executive officers in fiscal year 2010.
In fiscal year 2010, the number of shares of restricted stock listed below vested for the following named executive officers from the Series 1 and Series 2 performance-based restricted stock awards granted in fiscal year 2008:
Performance-Based Restricted Stock Awards Vested in Fiscal Year 2010

Long-Term Incentive Performance Objectives	Butler	Jackson	Kremling	Sobchak
Average annual earnings before interest, tax, depreciation and amortization divided by average assets in relationship to cumulative revenue growth (Series 1) (1)	6,379	1,796	—	2,615
Cumulative Growth in Earnings per Share (Series 2) (2)	—	—	—	—

Total	6,379	1,796	—	2,615

(1)	The average annual return on assets percentage was 17.9%, and the cumulative revenue growth $554 million, which resulted in 52.5% of the maximum award vesting.

(2)	The cumulative growth in earnings per share was $2.73 per share, which was less than the required minimum of $3.22 per share. No award vested.

Time-Based Awards
In fiscal year 2010, we granted time-based restricted stock awards to executives other than the named executive officers. The awards grant up to an aggregate amount of 7,029 shares of time-based restricted stock to those employees. The time-based restricted stock awards generally vest over three-year periods.
Stock Options
The Outstanding Equity Awards at 2010 Fiscal Year End table sets forth the number and dollar value of options outstanding as of July 31, 2010, made previously to certain named executives. The plan does not allow the re-pricing of options without stockholder approval. The Compensation Committee also prohibits the cancellation and re-issuance of options.
Broad-based Employee Benefits
Our employee benefits are designed to allow us to be attractive to current and potential employees and to remain competitive in the market.
Health and Welfare Plans
We offer health and welfare benefits to substantially all employees, including executives. These benefits include medical, dental, life, accidental death, short and long-term disability, and long-term care coverage. Executives make the same contributions for the same type of coverage, and receive the same level of benefits as other employees for each form of coverage or benefit. We provide vacation and paid holidays to all eligible employees, including executives, that is comparable to other similarly sized companies.
Retirement Plans
We offer a defined contribution 401(k) plan to substantially all of our employees in the United States. In calendar years 2009 and 2010, participants may contribute up to $16,500 of their compensation. We make matching contributions under the plan up to 3% of the participant’s compensation. Employees age 50 or over are entitled to make an additional pre-tax contribution of up to $5,500 per year. Employees become fully vested in employer contributions after five years of employment and are ratably vested prior to that time. The Summary Compensation Table reflects our contributions to the 401(k) Plan for each named executive officer.
Executive Benefits and Perquisites
Executive benefits or perquisites may be provided on a limited basis to attract and retain key executives. Currently, we do not offer executive benefits or perquisites with a value over $10,000 to any executive, other than the supplemental executive retirement plan outlined below.
Supplemental Executive Retirement Plan
We adopted a supplemental executive retirement plan (“SERP”) in fiscal year 2001. Only executives specifically designated by us may be participants in the plan, and currently none of our named executive officers is a participant in the plan. The plan only has one participant, Mr. Mitchell. The SERP is unfunded, and amounts payable to participants are our general obligations. The SERP provides that an executive will be paid a supplemental retirement benefit for 10 years equal to a percentage of the participant’s three-year average base salary at normal retirement multiplied by the years of credited service up to a maximum of 20 years. The benefit payable to participants is reduced by the equivalent actuarial value of our portion of the contributions to the 401(k) plan and one-half of social security benefits. Normal retirement is the earlier of age 65 and completion of 10 years credited service or age 60 with 30 years credited service. Early retirement is possible after reaching age 60 and completion of 10 years credited service. A participant may elect payment of benefits in any one of the following forms: Joint and 100% Survivor Annuity, Joint and 50% Survivor Annuity, 10 Year Certain and Life, and Single Sum. The Compensation Committee, in its sole discretion and without any obligation to exercise reasonable discretion, may approve a single sum payment. If the Compensation Committee does not grant approval of a single sum payment, a participant must elect to receive benefits in any one of the other three options. If a participant’s employment with us terminates before attainment of early retirement or normal retirement age, and if that termination is not due to death or disability, benefits that would otherwise be payable under the SERP may be forfeited. The CEO, with the consent of the Compensation Committee, may waive the application of this provision.

Employment and Severance Agreements
We have employment agreements that contain severance provisions with three of our named executive officers and one other employee. One named executive officer is eligible for severance payments under our executive severance plan along with one other employee.
Currently, each employment agreement automatically renews for a one-year period, and will continue to do so unless we provide at least 60 days prior written notice of non-renewal. Under the terms of all but one of the employment agreements, if we terminate the executive’s employment (other than for cause or due to death or disability) or elect not to extend the executive’s term of employment for the renewal term, or if the executive voluntarily terminates his employment for good reason following a change of control, then we must pay the executive a termination payment equal to a multiple of his base salary at termination. See “Potential Payments upon Termination or Change in Control” for additional information.
The employment and severance agreements contain provisions for the assignment to us of any right, title and interest in all works, copyrights, materials, inventions, ideas, discoveries, designs, improvements, trade secrets, patents and trademarks, and any applications related thereto, during their respective employment. In addition, each agreement contains provisions prohibiting the disclosure of confidential information.
Additionally, each executive signed an agreement with non-compete obligations prohibiting the executive from engaging and being financially interested in any business which is competitive with us during his term of employment and for a period of one year after his employment with us terminates, unless he first obtains our prior written consent. In the event an executive breaches any of these provisions, we may terminate any payments then owing to the executive and/or seek specific performance or injunctive relief for such breach or threatened breach.
Executive Severance Plan
The Board of Directors approved an executive severance plan (“ESP”) in fiscal year 2009. The ESP provides that any regular, full-time employee who is designated by the Compensation Committee may become a participant in the ESP. As of the date of this proxy statement, one named executive officer, Mr. Kremling, has been designated as eligible employees under the ESP. The Compensation Committee intends, in appropriate cases, to use the ESP to offer severance to eligible employees, including future hires. In anticipation of additional participants, the Compensation Committee has established three participation levels. The ESP may also be used to offer severance payments in lieu of the severance payments under current employment or severance agreements to eligible employees wishing to convert to the ESP.
The ESP is designed to provide an eligible employee with a severance payment in the event of a qualifying termination, which is with respect to an eligible employee who (i) is affirmatively discharged from employment by us, other than a discharge for cause, or (ii) voluntarily terminates for good reason, as defined in the ESP. The severance benefit is based on the participation level of the eligible employee as assigned by the Compensation Committee, and is calculated at a multiple of (i) base salary or (ii) base salary and annual incentive award at the target level. The severance benefit is paid in a lump sum.
For a qualifying termination occurring more than 30 days before a change of control, the severance benefit is 2.0x, 1.5x or 1.0x of base salary for the three participation levels. The highest participation level is for a CEO-participant, the second is for other senior executives who are participants and the third level is for all other participants. For a qualifying termination occurring within 30 days before or two years after a change of control, the benefit is 2.5x, 2.0x or 1.5x of base salary plus annual incentive compensation at the target level. If the qualifying termination was not for cause but was instead related to performance issues, the severance benefit is 1.0x, 0.75x or 0.5x of base salary only. In the case of a qualifying termination occurring within 30 days before or two years after a change of control or a qualifying termination occurring for good reason, the eligible employee is also paid a prorated portion his or her annual incentive compensation.
In order for an eligible employee to receive severance benefits under the ESP, he or she must execute and deliver an acceptable release of all claims.

How We Determine Executive Officer Compensation
Role of the Compensation Committee
The Compensation Committee is composed of independent, outside members of the Board of Directors in accordance with NASDAQ rules, current SEC regulations, and Section 162(m) of the Internal Revenue Code, and is responsible for establishing, reviewing, approving and monitoring the compensation paid to the named executive officers.
Role of Executive Officers in Setting Compensation
Our CEO provides input on the Compensation Committee agenda, including background information regarding our strategic objectives, suggestions on annual performance targets and reports on his evaluations of the other executive officers. He makes compensation recommendations with respect to base salary merit increases and annual and long-term incentive awards that are then reviewed by the Compensation Committee and passed on to the Board for approval. Since our CEO is a member of the Board, he has input on the final approval of the overall compensation program. The Board, excluding the CEO, based upon the recommendation of the Compensation Committee makes decisions related to the CEO’s compensation.
The CFO evaluates the financial implications of the Compensation Committee’s actions.
The Compensation Committee meetings are attended by the committee members, and as needed, by other directors, the CFO, and outside advisors, including our compensation consultant. The Compensation Committee regularly meets in executive session without any members of management present.
Benchmarking and Other Market Data
The Compensation Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants. In fiscal year 2010, the Compensation Committee engaged Stone Partners, Inc. to advise it on executive compensation. Stone Partners, Inc. is independent of us, reports directly to the Compensation Committee and has no other business relationship with us other than assisting the Compensation Committee with its executive compensation and board compensation practices. In fiscal year 2010, we incurred expense of approximately $61,000 with Stone Partners, Inc. The Compensation Committee and Stone Partners, Inc. review salaries based on our current and projected company size and annual and long-term incentive programs established for each executive’s position based on data from general industry surveys and our peer companies relating to our current and projected company size.
For fiscal year 2010, Stone Partners, Inc. prepared an analysis of comparative data from the Watson Wyatt and William M. Mercer national surveys and data from a peer group of publicly-traded chemical companies of annual and long-term incentive targets. For fiscal year 2009, Stone Partners, Inc. prepared an analysis of comparative data from the Watson Wyatt and William M. Mercer national surveys and data from a peer group of publicly-traded chemical companies of base salaries. The base salary data was aged 4.1% in consideration of increase size of the company and market base salary increase trends. We collectively refer to the national surveys and peer group information as “market survey data” in this CD&A. The composition and performance of the peer group is reviewed each year. In fiscal year 2010, the peer group included 13 publicly-traded chemical companies having comparable annual revenues and a comparable value for ongoing operations: American Pacific Corporation, American Vanguard Corporation, Balchem Corporation, Calgon Carbon, Inc., Cambrex Corporation, Chase Corporation, Hawkins Inc., ICO, Inc., Landec Corporation, Oil-Dri Corporation, Penford Corp., Ultra Clean Holdings, Inc. and WD 40 Corporation. The 25th, 50th and 75th percentiles for the data sources were analyzed to gain an understanding of the range of competitive pay practices. Although the 50th percentile of the combined data was used by the Compensation Committee as a reference point for establishing base salary, annual incentive targets and total direct compensation, the compensation of individual executives may vary above or below the reference point because of the background, personal performance, skills and experience, the comparative compensation of our executives and our ability to provide certain compensation within our budgetary constraints.

Other Important Compensation Policies
Consideration of Risk
The Compensation Committee, with assistance of its independent compensation consultant, extensively reviewed the elements of our executive compensation during fiscal year 2010 to determine whether any portion of executive compensation encouraged excessive risk taking. Management assessed risk with respect to the compensation of other employees. Management then reviewed this risk assessment with the Compensation Committee. Management and the Compensation Committee believe that risks arising from our compensation policies and practices for our executive officers and other employees are not reasonably likely to have a material adverse effect on us. In addition, we believe that the mix and design of the elements of compensation do not encourage management to assume excessive risks.
Stock Ownership Requirements for Named Executives
We have adopted a stock ownership requirement for certain executives. The requirement calls for stock ownership related to base salary to equal three times base salary for the CEO, two times base salary for the VP-Operations, CFO and Chief Legal Officer and one time base salary for other designated executives. Executives covered by the requirement must achieve the stock ownership by August 1, 2012. As of October 25, 2010, our CEO, Mr. Butler, owned 35,431 shares of Common Stock, our CFO, Mr. Sobchak, owned 28,403 shares, our Vice President of Operations, Mr. Kremling, owned 7,800 shares and our Chief Legal Officer, Mr. Jackson, owned 64,574 shares. If the required stock ownership level is not met by an executive, the Compensation Committee may pay out the after-tax portion of any cash bonus due to that executive in shares of our Common Stock.
Trading in Our Stock Derivatives
Our Insider Trading Policy prohibits directors and employees from purchasing or selling options on our Common Stock, engaging in short sales with respect to our Common Stock, or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our Common Stock.
Financial Restatement
The Compensation Committee does not have a policy in place governing modifications to compensation where the payment of such compensation was based upon the achievement of specific results that were subsequently subject to restatement. If the Compensation Committee deems it appropriate, however, to the extent permitted by governing law, we will seek to recoup amounts determined by a financial restatement to have been inappropriately paid to an executive officer.
Tax and Accounting Implications of our Forms of Compensation
Section 162(m) of the Code limits the deductibility of certain compensation to $1 million per year for our CEO and our three other most highly compensated executive officers. There is an exception to the $1 million limit for compensation meeting certain requirements. None of our executive officers currently receives compensation exceeding the limits imposed by the Code. While the Compensation Committee cannot predict with certainty how our executive compensation might be affected in the future by the Code, the Compensation Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining an executive compensation program consistent with our compensation philosophy.
Our compensation program contains the following tax and accounting implications:
•	Salary is expensed when earned, but it is not deductible over $1 million for our covered employees (our CEO and our three other highest paid executives).
•	Annual incentives are expensed during the year when payout is probable. Annual incentives paid under our shareholder-approved 2004 Long-Term Incentive Plan meet the requirements of Section 162(m) of the Code and are deductible. Any portion paid under non-objectively verifiable criteria is not deductible over $1 million under Section 162(m) of the Code for covered employees.
•	Stock options are expensed over the vesting period. Our 1996 Stock Option Plan and our 2004 and 2009 Long-Term Incentive Plans have been approved by shareholders, and awards are deductible under Section 162(m) of the Code.
•	Performance-based restricted share awards are expensed over the performance and service period when payout is probable. Our plan has been approved by shareholders and compensation is deductible under Section 162(m) of the Code. No dividends are paid on performance restricted stock until shares are actually issued.
•	Our 401(k) contributions and SERP benefits are accrued and expensed in the year of service.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. The Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:
Gerald G. Ermentrout
Christopher T Fraser
Fred C. Leonard III, Chair
Richard L. Urbanowski
The following table presents information for the three fiscal years ended July 31, 2010 for our President and CEO, our Vice President and CFO, and our other two named executive officers. We have four named executive officers.
Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)
J. Neal Butler, Director, President and CEO	2010	393,277	750	677,203	—	350,460	11,798	1,433,488
	2009	339,454	500	117,654	—	132,018	11,516	601,142
	2008	289,270	1,000	200,240	—	97,480	8,341	596,331

John V. Sobchak, Vice President and CFO	2010	215,655	750	223,967	—	133,183	6,224	579,779
	2009	193,345	500	39,939	—	57,233	6,093	297,110
	2008	176,387	1,000	82,074	—	39,009	4,623	303,093

Roger C. Jackson, Vice President, General Counsel and Secretary	2010	208,375	750	181,593	—	101,816	7,561	500,095
	2009	178,590	500	29,045	—	43,210	5,964	257,309
	2008	160,188	1,000	56,364	—	21,253	5,414	244,219

Ernest C. Kremling, Vice President—Operations	2010	216,769	750	239,470	—	116,820	6,520	580,329
	2009	210,684	500	46,446	—	61,152	7,423	326,205
	2008	104,146	—	130,728	—	24,733	2,077	261,684

(1)	A holiday bonus given to employees.

(2)	Stock awards and option awards reflect the grant-date fair value of awards granted in each of the respective fiscal years calculated in accordance with accounting principles generally accepted in the United States. Stock awards represent the fair value of the award based on the probable outcome of the performance conditions for performance awards, as determined on the date of grant. For the fiscal year 2010 and 2009 awards, amounts reflected the expected vesting of 100% for each of the Series 1 and Series 2 performance awards as determined on the date of grant. For the fiscal year 2008 award for Ernest Kremling, the amount reflected the grant-date fair value of time-based shares granted during the respective year, whose vesting was subject to service period requirements only. For the remaining three executives, the fiscal year 2008 award reflected an aggregate amount for the expected vesting on performance awards of 85% and 20%, for Series 1 and Series 2 awards, respectively, as determined on the date of grant. For those performance awards the maximum award for the Series 1 and Series 2 in the aggregate was $339,390, $139,108 and $95,532, respectively for Neal Butler, John Sobchak and Roger Jackson. No option awards were granted in each of three fiscal years presented. The assumptions used in calculating those amounts are set forth in note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2010. See also the table respecting Grants of Plan-Based Awards in Fiscal Year 2010 for the fiscal year 2010 award.

(3)	Non-equity incentive plan compensation represents payments under our annual incentive plan. See the discussion of our incentive plan under the Compensation Discussion and Analysis section of this Proxy Statement.

(4)	Under our 401(k) plan for United States based employees, we match up to 3% of participant’s compensation. All other compensation included in the table was for contributions to our 401(k) plan plus, for Mr. Jackson an additional $1,310 in for an annual executive physical.
The following table presents information respecting grants of plan based awards for fiscal year 2010.
Grants of Plan-Based Awards in Fiscal Year 2010

				Estimated Future
				Payouts Under			Grant Date
		Estimated Future Payouts		Equity Incentive Plan			Fair
		Under Non-Equity		Awards		All Other	Value of
	Grant	Incentive Plans(1)		(#)(1) (2)		Stock	Stock
Name	Date	Target	Series	Target	Maximum	Awards	Awards(3)
J. Neal Butler	3/17/2010	$ 350,460	Series 1	26,130	26,130	—	$406,322
			Series 2	17,420	17,420	—	$270,881

John V. Sobchak	3/17/2010	$ 133,183	Series 1	8,642	8,642	—	$134,383
			Series 2	5,761	5,761	—	$89,584

Roger C. Jackson	3/17/2010	$ 101,816	Series 1	7,007	7,007	—	$108,959
			Series 2	4,671	4,671	—	$72,634

Ernest C. Kremling	3/17/2010	$ 116,820	Series 1	9,240	9,240	—	$143,682
			Series 2	6,160	6,160	—	$95,788

(1)	See the discussion of our incentive plan under the Compensation Discussion and Analysis section of this Proxy Statement.

(2)	On March 17, 2010, certain executives, including executives in the above table, were granted performance-based restricted stock awards, Series 1 and Series 2.

(3)	This amount represents that aggregate grant date fair value, which is generally the amount that we expect, as of the grant date, to expense on our financial statements over the award’s vesting schedule. See note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2010. The Series 1 awards are subject to a performance requirement composed of revenue growth and annual return on invested capital measured across a three-year period beginning August 1, 2009. The maximum award vests if, over the measuring period, the average annualized revenue growth rate is at least 11.5% while the average annual return on assets is at least 22.0%. Based on performance through July 31, 2010, we projected that 100% of the Series 1 awards would vest. The Series 1 award was projected to have an aggregate fair value of $793,346 for the executives in the table based on the grant date price of our Common Stock of $15.55. The Series 2 awards are subject to a performance requirement pertaining to the growth rate in our earnings per share over the same three year measurement period. If the annualized increase in earnings per share is 15.0% over the measuring period, a threshold of 20.0% of the award would vest. If the annualized increase is at least 23.0%, the entire award would vest. In our consolidated financial statements for the year ended July 31, 2010, we estimated that 100% of the Series 2 award would vest. The aggregate fair value of the award for the executives in the table was projected to be $528,887 based on the grant date price of $15.55 for our Common Stock.

The following table presents information respecting outstanding equity awards at July 31, 2010. In fiscal year 2010, we did not grant any stock option awards.
Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards (1)					Stock Awards (1)
			Equity Incentive			Equity Incentive		Equity Incentive
	Number of		Plan Awards			Plan Awards:		Plan Awards:
	Securities		Number of			Number of		Market or Payout
	Underlying		Securities			Unearned Shares,		Value of Unearned
	Unexercised		Underlying	Option		Units or Other		Shares, Units or
	Options		Unexercised	Exercise	Option	Rights That Have		Other Rights That
	Exercisable		Unearned Options	Price	Expiration	Not Vested		Have Not Vested
Name	(#)		(#)	($)	Date	(#)		($)
J. Neal Butler	5,000			4.37	3/8/2016	26,130	(2)	396,392
	15,000			4.37	3/8/2017	17,420	(2)	264,261
	15,000			4.37	3/8/2018	12,171	(3)	184,634
	15,000			4.37	3/8/2019	2,951	(3)	44,767

	15,000			4.37	3/8/2020	58,672		890,054
			15,000	4.37	3/8/2021
			15,000	4.37	3/8/2022
			15,000	4.37	3/8/2023
			15,000	4.37	3/8/2024

John V. Sobchak	5,000			3.58	6/26/2015	8,642	(2)	131,099
	7,500			3.58	6/26/2016	5,761	(2)	87,394
	2,500			3.58	6/26/2017	4,132	(3)	62,682
	2,500			3.58	6/26/2018	1,002	(3)	15,200

	2,500			3.58	6/26/2019	19,537		296,375
	2,500			3.58	6/26/2020
			2,500	3.58	6/26/2021

Roger C. Jackson	50,000	(4)		4.00	7/31/2012	7,007	(2)	106,296
						4,671	(2)	70,859
						3,005	(3)	45,586
						728	(3)	11,044

						15,411		233,785

Ernest C. Kremling						9,240	(2)	140,171
						6,160	(2)	93,447
						4,805	(3)	72,892
						1,165	(3)	17,673

						21,370		324,183

(1)	Outstanding option awards reflect grants under our 1996 Stock Option Plan which terminated effective July 31, 2008. Stock awards reflect grants of performance-based restricted stock awards and time-based restricted stock awards under our 2004 Long-Term Incentive Plan. See the Compensation Discussion and Analysis section of this Proxy Statement and note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2010.

(2)	Represents fiscal year 2010 awards under our 2004 Long-Term Incentive Plan of Series 1 and Series 2 performance-based restricted stock. Awards vest July 31, 2012, if performance requirements are satisfied. The table reflects our estimate that 100% of the Series 1 awards and of the Series 2 awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2010. See the table “Grants of Plan Based Awards in Fiscal 2010.”

(3)	Represents fiscal year 2009 awards under our 2004 Long-Term Incentive Plan of Series 1 and Series 2 performance-based restricted stock. Awards vest July 31, 2011, if performance requirements are satisfied. The table reflects our estimate that 55.0% of the Series 1 awards will vest and 20.0% of the Series 2 awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2010.

(4)	This option was exercised for 50,000 shares in August, 2010.

The following table presents information respecting options exercised and stock vested by named executive officers during fiscal year 2010.
Option Exercises and Stock Vested in Fiscal Year 2010

	Option Awards	Stock Awards
	Number of Shares	Number of Shares	Value Realized
	Acquired on	Acquired	On
Name	Exercise (#)	on Vesting (#)	Vesting ($)
J. Neal Butler	—	6,379	96,769
John V. Sobchak	—	2,615	39,670
Roger C. Jackson	—	1,796	27,245
Ernest C. Kremling	—	2,600	39,442
Potential Payments upon Termination or Change in Control
The following describes the payments and benefits that would be provided to each named executive officer in the event that this employment is terminated with us for any reason, including death, disability, retirement, voluntary termination, termination for cause and termination without cause, with and without a change in control.
We have employment agreements that contain severance provisions with three of our named executive officers and one other employee. One named executive officer, Mr. Kremling, is eligible for severance payments under our Executive Severance Plan (the “ESP”) along with one other employee. Under the terms of the employment agreements that contain severance provisions, if we terminate the executive’s employment (other than for cause or due to death or disability) or elect not to extend the executive’s term of employment for the renewal term, or if the executive voluntarily terminates his employment for good reason due to a change of control, then we must pay the executive a termination payment equal to a multiple of his base salary. Mr. Jackson’s multiple is three times base salary, and the multiple is two times base salary for Messrs. Butler and Sobchak. The termination payments are paid in a lump sum at termination, except that Mr. Jackson’s amounts would be paid in equal annual payments if the termination is not within one year of a change of control. If the termination or election not to extend the employment agreement by us or voluntary resignation for good reason by the executive occurs within one year of a change of control, then any option to acquire shares of our Common Stock held by the executive becomes fully vested as of the date of termination, and are exercisable for a period of two years. Under the ESP Mr. Kremling would be paid severance equal to a pro-rated portion of annual incentive compensation plus a lump sum payment of 1.5 times base salary if the termination of employment was not in connection with a change of control or 2.0 times the sum of base salary and annual incentive, if it was in connection with a change of control. Currently outstanding options do not vest for termination upon death or disability. Performance-based restricted awards do not vest on termination, except upon death, total and permanent disability or retirement. On death and total and permanent disability, performance-based restricted awards vest proportionally based on months of service in the three year performance measurement period, but based on performance achieved as of the termination. On retirement, the awards vest 100%, subject to satisfaction of the performance criteria at the end of the performance measurement period. Resignation by the executive for “good reason” includes failure to pay any amount due to such executive, demotion, relocation or an uncured breach of the employment agreement by us. A “change of control” includes, among other events, the acquisition by an individual or group of beneficial ownership of more than 50% of the combined voting power of our then-outstanding Common Stock.

The table below presents information respecting amounts payable upon a death, disability, or termination of a named executive officer as of July 31, 2010.

						Termination
						Without
					Termination	Cause but
			Voluntary	Termination	Without Cause	with a
		Disability	Termination	For Cause	But No Change	Change of
Name	Death ($)(1)	($)(1)	($)(2)	($)	of Control ($)	Control ($)
J. Neal Butler
Incentive Bonus	—	—	—	—	—	—
Cash Severance	—	—	—	—	818,000	818,000
Value of Unvested Stock Options(1)	—	—	—	—	—	648,000
Value of Unvested Stock Awards(3)	371,714	371,714	—	—	—	890,054

John V. Sobchak
Incentive Bonus	—	—	—	—	—	—
Cash Severance	—	—	—	—	446,000	446,000
Value of Unvested Stock Options(1)	—	—	—	—	—	28,975
Value of Unvested Stock Awards(3)	124,284	124,284	—	—	—	296,375

Roger C. Jackson
Incentive Bonus	—	—	—	—	—	—
Cash Severance	—	—	—	—	654,000	654,000
Value of Unvested Stock Options	—	—	—	—	—	—
Value of Unvested Stock Awards(3)	96,403	96,403	—	—	—	233,785

Ernest C. Kremling
Incentive Bonus	—	—	—	—	116,820	116,820
Cash Severance	—	—	—	—	330,000	673,640
Value of Unvested Stock Options	—	—	—	—	—	—
Value of Unvested Stock Awards(3)	137,772	137,772	—	—	—	324,183

(1)	The value of the unvested stock awards is computed using the closing price of our Common Stock on The NASDAQ Global Market on July 30, 2010 of $15.17.

(2)	None of our executive officers are eligible for retirement, and any retirement would be treated as a voluntary termination.

(3)	The service period requirement is prorated as of July 31, 2010 for death and disability, and the performance objectives are estimated as described in notes 2 and 3 to the Outstanding Equity Awards at 2010 Fiscal Year–End table.

The table below presents information respecting compensation paid to directors in fiscal year 2010 who were not named executive officers. We also reimburse our directors for travel, lodging and related expenses incurred in attending Board, committee or other business meetings.
Director Compensation in Fiscal Year 2010

	Fees Earned			Non-Equity
	Or Paid in	Stock	Option	Incentive Plan	All Other
	Cash	Awards	Awards	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)	($)
Gerald G. Ermentrout	57,000	50,000	—	—	—	107,000

Christopher T. Fraser	63,400	50,000	—	—	—	113,400

George W. Gilman	66,400	50,000	—	—	—	116,400

David L. Hatcher(3)	—	—	—	—	320,650	320,650

Fred C. Leonard, III	56,400	50,000	—	—	—	106,400

Charles L. Mears(4)	40,400	50,000	—	—	—	90,400

Stephen A. Thorington	56,400	50,000	—	—	—	106,400

Karen A. Twitchell(4)	23,800	41,667	—	—	—	65,467

Richard L. Urbanowski	79,200	50,000	—	—	—	129,200

(1)	Each director is paid a fee of $2,000 for each regular or special meeting of the Board of Directors, and paid an annual retainer of $20,000 per year. Directors are also paid $1,400 for attending committee meetings and business meetings, and the Chair of each committee is paid a retainer of $5,000 per year, except for the Chair of the Audit Committee who is paid a retainer of $10,000 per year. The Lead Director, currently Mr. Urbanowski, is selected from among the non-employee directors, and the Lead Director is paid an annual retainer of $15,000. Annual retainers are paid quarterly. Directors are reimbursed for out-of-pocket expenses incurred in attending meetings and for other expenses incurred in performing in their capacity as directors.

(2)	This amount represents that aggregate grant date fair value, which is generally the amount that we expect, as of the grant date, to expense on our financial statements over the award’s vesting schedule. The assumptions used in calculating the compensation expense are set forth in note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2010.

(3)	Mr. Hatcher is a non-executive employee. All other compensation for Mr. Hatcher includes salary, a holiday bonus of $750 and a matching contribution under our 401(k) plan for United States based employees.

(4)	Mr. Mears resigned from our Board in February, 2010 and Ms. Twitchell was elected to fill his position. Consequently, $37,500 of the amount in the above table for Mr. Mears’ stock award was forfeited.

PROPOSAL 2:
RATIFIFCATION OF OUR INDEPENDENT AUDITORS FOR 2011
The Board of Directors has appointed UHY LLP as independent registered public accounting firm and auditors to conduct the annual audit of our accounts for fiscal year 2011. Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment in light of the important role played by the independent auditors in maintaining the integrity of our financial controls and reporting. If ratification of the appointment is not approved, the Board of Directors will reconsider the appointment. A representative of UHY LLP will be present at the Annual Meeting and will have the opportunity to respond to appropriate questions.
UHY LLP acts as our principal independent registered public accounting firm. UHY LLP leases all its personnel, who work under the control of UHY LLP partners, from wholly-owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure.
The Board of Directors recommends that you vote to ratify the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year 2011. Unless otherwise indicated, all properly executed proxies received by us will be voted “FOR” such ratification at the Annual Meeting.
Principal Accounting Firm Fees
The aggregate fees billed by our independent registered public accounting firm and auditors, UHY LLP for professional services rendered to us for the two fiscal years ended July 31, 2010 were as follows:

	2010	2009
Audit Fees (1)	$590,609	$391,459
Audit-Related Fees (2)	61,839	—
All Other Fees (3)	2,647	2,686

Total	$655,095	$394,145

(1)	Includes fees and reimbursable expenses for professional services rendered for the audits of our consolidated financial statements, quarterly reviews of the financial statements included in quarterly reports on Form 10-Q, and audit of internal control over financial reporting. There were no tax fees paid.

(2)	Includes fees and reimbursable expenses paid to UHY LLP in fiscal year 2010 for assistance with an acquisition and other technical matters.

(3)	Includes reimbursable expenses for services rendered primarily for minor technical assistance.
The policy of the Audit Committee is to pre-approve all audit and non-audit services conducted by our independent registered public accounting firm and auditors. Under the policy, pre-approval is required before the independent accountants are engaged for the particular services. The Audit Committee has considered whether the provision of the services included in other fees is compatible with maintaining the independence of our independent registered accounting firm and auditors.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us, we know of no failure in Section 16(a) beneficial ownership reporting compliance except that through inadvertence certain directors or executives filed late.
Shareholder Proposals for 2011 Annual Meeting
Any shareholder who intends to present a proposal at the 2011 Annual Meeting of Shareholders must file such proposal with us by July 3, 2011, for possible inclusion in our proxy statement and form of proxy relating to that meeting. If the date of the 2011 Annual Meeting of Shareholders is changed by more than 30 days from the date of the 2010 Annual Meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2011 Annual Meeting, and we will disclose any such new deadline.

Other Matters
The Board of Directors knows of no matters other than those stated above which are to be brought before the Annual Meeting. However, if any such other matters should be presented for consideration and voting, the persons named in the proxy to vote thereon will do so in accordance with their judgment.
By Order of the Board of Directors,

Roger C. Jackson
Secretary

KMG CHEMICALS, INC.
9555 W. SAM HOUSTON PARKWAY S., SUITE 600, HOUSTON, TEXAS 77099

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints David L. Hatcher as proxy with power of substitution to vote all shares of KMG Chemicals, Inc. (the “Company”) which the undersigned is entitled to vote at an Annual Meeting of Shareholders on December 7, 2010, at Hotel Granduca, 1080 Uptown Park Blvd, Houston, Texas 77056, or any adjournment or postponement thereof, with all the powers the undersigned would have if personally present as specified, respecting the following matters described in the accompanying Proxy Statement and, in his discretion, on other matters which come before such meeting.

1.	To elect nine directors to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified.

	☐ FOR the nominees listed below	☐ WITHHOLD AUTHORITY to vote for all nominees listed below	☐ FOR ALL NOMINEES EXCEPT:

Instructions: To withhold authority to vote for (an) any individual(s), choose the third box and write in the name of the nominee(s) on this line

Nominees: David L. Hatcher, J. Neal Butler, Gerald G. Ermentrout, Christopher T. Fraser, George W. Gilman, Fred C. Leonard III, Stephen A. Thorington, Karen A. Twitchell, Richard L. Urbanowski

2.	To ratify the appointment of UHY LLP as the independent registered public accounting firm and auditors for the Company for fiscal year 2011.

FOR ☐ AGAINST ☐ ABSTAIN ☐

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

This proxy will be voted in accordance with shareholder specifications. Unless directed to the contrary, this proxy will be voted FOR each proposal and in his discretion for any other matters coming before the meeting. A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting may exercise the powers conferred herein. Receipt of accompanying Notice of Meeting and Proxy Statement is hereby acknowledged.

Date: , 2010

(Signature)

(Please print your name)

(Please sign name as fully and exactly as it appears opposite. When signing in a fiduciary or representative capacity, please give full title as such. When more than one owner, each owner should sign. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.)
PLEASE MARK, SIGN, DATE AND MAIL TO THE COMPANY AT THE ADDRESS STATED ABOVE.